Exhibit 16.1

September 25, 2013
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE: TNI BioTech, Inc.

File Number: 000-54933

We have read the statements of TNI Biotech, Inc. pertaining to our firm included under Item 14 of their 4th Amendment to Form 10 dated September 25, 2013 and agree with such statements as they pertain to our firm.

Additionally, the Company provided a release letter to our attention, which was received on September 25, 2013, permitting us to respond fully to Turner, Stone & Company, L.L.P. This release letter was provided to coincide with management’s request that we provide a response to Item 304(a).

Regards,

/s/ Liggett, Vogt & Webb, P.A.
LIGGETT, VOGT & WEBB, P.A.
Certified Public Accountants